UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 28, 2007

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 28, 2007, our wholly-owned subsidiary, Eddins-Walcher Company, a Texas corporation, entered into an Asset Purchase Agreement with Reamax Oil Company, Inc., an Arizona corporation, Wayne Transportation, Inc., an Arizona corporation, and their stockholders to acquire substantially all of the assets used in Reamax’s fuel and lubricant distribution business.

As consideration for the acquisition, we will: (a) pay an aggregate of approximately $4,580,000 in cash; (b) deliver a promissory note in the principal amount of $1,500,000 payable over three years and bearing interest at a rate of ten percent (10%) per year; (c) deliver 384,616 shares of common stock of United Fuel & Energy Corporation; (c) pay an agreed upon price for their inventory; and (d) pay the amount of the accounts receivable we actually collect within 120 days after the closing. We will pay seventy-five percent (75%) of the agreed upon value of the inventory and seventy-five percent (75%) of the outstanding accounts receivable amount within three days of the closing date. We will pay the remaining amount of the cost of the inventory and additional accounts receivable amounts collected 120 days after the closing. We delivered a $100,000 deposit to Chicago Title & Trust Company on March 5, 2007, who is holding the deposit as an escrow agent and who will credit the deposit against the cash portion of the purchase price at the closing.

The acquisition is subject to customary representations, warranties, and covenants as contained in the Asset Purchase Agreement. Consummation of the acquisition is subject to customary conditions to closing contained in the Asset Purchase Agreement.

As part of the agreement, Reamax, Wayne Transportation and its stockholders have agreed not to compete with the acquired business within a 500-mile radius of Reamax’s and Wayne Transportation’s existing facilities and to be bound by a non-solicitation provision for a period of five years after the closing date.

The agreement also contains conditions precedent to Reamax, Wayne Transportation and its stockholders’ obligation to close the transaction.

The parties have the right to terminate the agreement under certain circumstances, including, without limitation: (i) by mutual written consent; (ii) by either party if the closing has not occurred on or before April 2, 2007 (except that such date may be extended by us for thirty (30) days for any reason by delivering an additional $250,000 deposit to the escrow agent); (iii) by us, if we are not reasonably satisfied in our sole discretion with the results of our due diligence investigation of Reamax’s and Wayne Transportation’s operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition; and (iv) by Reamax, Wayne Transportation and its stockholders for our material breach of a representation, warranty or covenant.

United Fuel & Energy Corporation will unconditionally guaranty the obligations of Eddins-Walcher Company under the promissory note to be delivered at closing.

The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed herewith and is incorporated herein by reference.

The Asset Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about United Fuel & Energy Corporation or its subsidiaries. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Asset Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the United Fuel & Energy Corporation or its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the United Fuel & Energy’s public disclosures.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As described under Item 1.01 above, on February 28, 2007, we entered into the Asset Purchase Agreement pursuant to which we are obligated, in the event that the closing date occurs, to pay Reamax, Wayne Transportation and its stockholders consideration for the purchased assets. The description of the transactions in Item 1.01 above is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated February 28, 2007, by and among Eddins-Walcher Company, a Texas corporation, Reamax Oil Company, Inc., an Arizona corporation, Wayne Transportation, Inc., an Arizona corporation, Harry Wayne Monasmith, Jr., an individual, and Relynn G. Monasmith, an individual.

99.1	Press release dated March 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
UNITED FUEL & ENERGY CORPORATION

Date: March 6, 2007	By:	/s/ Bobby W. Page
Bobby W. Page
Vice-President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated February 28, 2007, by and among Eddins-Walcher Company, a Texas corporation, Reamax Oil Company, Inc., an Arizona corporation, Wayne Transportation, Inc., an Arizona corporation, Harry Wayne Monasmith, Jr., an individual, and Relynn G. Monasmith, an individual.

99.1	Press release dated March 1, 2007